Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-31107 and 333-166124) pertaining to the Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan of our report dated June 27, 2014 with respect to the financial statements and supplemental schedule of the Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 27, 2014